Exhibit 14.1

AMERICAN BITCOIN CORP.
CODE OF BUSINESS CONDUCT AND ETHICS

ADOPTED SEPTEMBER 3, 2025

I.	INTRODUCTION

At American Bitcoin Corp., we are committed to conducting our business in compliance with the law and the highest standards of ethics and integrity. As part of this commitment, American Bitcoin Corp. requires compliance with this Code of Business Conduct and Ethics (this “Code”) by all directors, officers and other employees (collectively, “you”) of American Bitcoin Corp. and each of its direct and indirect subsidiaries (collectively, “ABTC”, “we”, “us”, “our” or the “Company”). This Code is in addition to ABTC’s other policies, directives and procedures. Any individual violating this Code will be subject to disciplinary action, up to and including termination of employment or other relationship with the Company.

This Code is meant to be a resource to assist you in carrying out our values and achieving our goals. This Code endeavors to address common issues that you may encounter in your employment or service at ABTC, but it cannot address every question that may arise. We are committed to establishing an environment that encourages and allows all ABTC personnel to seek and receive prompt guidance as to questionable conduct so that you do not engage in conduct that is unlawful, unethical or creates a real or perceived conflict with your duties to the Company. If you have questions about this Code or about the best course of action to take in a particular situation, you should seek guidance from the legal department.

II.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

ABTC operates across various legal jurisdictions and regulatory environments. All ABTC directors, officers and other employees must strictly comply with all laws, rules, regulations and standards of the geographic areas where we do business. We expect you to acquire appropriate knowledge of the legal requirements relating to your duties sufficient to enable you to recognize potential issues and to know when to seek advice from the legal department.

III.	EMPLOYMENT PRACTICES AND WORK ENVIRONMENT

ABTC is firmly committed to providing equal opportunity in all aspects of employment, fostering a work environment free from unlawful discrimination and harassment, and maintaining a safe and healthy workplace for all employees. We expect you to treat others with courtesy, dignity and respect, and to refrain from any act that is designed to cause, or does cause, illegal discrimination or harassment of any kind.

You are also expected to work in a safe and responsible manner. All employees must comply with all occupational, health and safety laws and internal procedures, including for the reporting of accidents, injuries and unsafe equipment, practices or conditions. Acts or threats of violence will not be tolerated, nor will the use, possession or distribution of illegal drugs or other intoxicants while on Company premises or when conducting Company business.

IV.	COMPETITION AND FAIR DEALING

We seek to maintain and grow our business by pursuing a strategy that combines efficient Bitcoin mining, disciplined Bitcoin reserve expansion and focused ecosystem engagement — not through improper or anticompetitive practices. ABTC is committed not only to free competition, but to competition that is fair and ethical. This applies particularly to competitive intelligence gathering and to statements about our offerings and those of our competitors. ABTC prohibits using illegal or unethical means to obtain confidential information from our business partners or competitors. We also prohibit improperly taking advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

If you are unsure of appropriate practices, you should consult the legal department for additional guidance.

V.	PROTECTING ASSETS AND INFORMATION

The assets and information we share and you are provided at ABTC help us efficiently carry out our respective duties and make informed business decisions. It is important for you to use these resources appropriately and to ensure they always remain secure.

A.	Protection and Proper Use of Assets

Theft, carelessness and waste have a direct impact on ABTC’s profitability. Each director, officer and employee should protect the Company’s assets and ensure their efficient use. All ABTC assets should be only be used in a manner that is consistent with ABTC’s policies and directives or for legitimate business purposes. If you become aware of loss, damage, theft, misuse or waste of assets, or have any questions about your proper use of them, you should consult with the legal department.

Company assets include intellectual property such as patents, trademarks, copyrights and trade secrets. The rights to all intellectual property created with ABTC materials, on ABTC time, at ABTC’s expense or within the scope of your responsibilities at ABTC belong to the Company. The unauthorized use or distribution of ABTC’s intellectual property is not permitted. You should review this Code’s Confidential Information section for further guidance on your obligation to safeguard the Company’s intellectual property from unauthorized disclosure.

B.	Confidential Information

One of our most important assets is the information that we generate in the course of business, whether technical, operational, business, financial or otherwise.

You should only disclose the Company’s confidential information if properly authorized or required by law. You must also safeguard confidential information that third parties entrust to us and must abide by any non-disclosure agreements we have with those parties. Your obligation to protect the Company’s confidential information does not end when you leave ABTC. You may not retain, use or disclose any of the Company’s confidential information after your employment or service with ABTC ends.

Some examples of confidential information include, but are not limited to, strategic plans, processes and procedures, forecasts, operational expertise, mining operations, treasury management strategies, financing strategies and other compilations of information not available to the general public.

VI.	CONFLICTS OF INTEREST

All directors, officers and employees should engage in honest and ethical conduct, including avoiding any actual or apparent conflicts of interest. A conflict of interest occurs when a person’s private interest interferes, or even appears to interfere, with the interests of the Company. A conflict of interest situation can arise when you engage in an activity that prevents you from objectively or effectively performing your duties to the Company, such as outside employment or when you make significant personal investments in or pursue business opportunities with ABTC’s competitors or partners. In these and other conflict of interest situations, it is important that you act in ABTC’s best interests, not your own. All directors, officers and employees must comply with the applicable policies on these matters. Directors and officers also must comply with additional rules and should refer to ABTC’s Related Person Transactions Policy for further guidance.

A.	Duty to Disclose Conflicts of Interest

You are responsible for assessing your own situation, including your outside activities, investments and business and personal relationships, and promptly disclosing to the legal department any actual, apparent or potential conflicts of interest. If you have questions about a potential conflict, you should discuss your particular situation with the legal department.

B.	Corporate Opportunities

Except as otherwise set forth in ABTC’s organizational documents, if you become aware of a business or financial opportunity as part of your work with ABTC, you are not permitted to use any such information or take that opportunity for your own personal gain, and you should not use Company property or information, or your position within the Company, for personal gain. You owe a duty to ABTC to advance its legitimate interests when the opportunity arises and must not compete with ABTC in any manner.

VII.	IMPROPER PAYMENTS

As we engage with business partners, government officials and other stakeholders, we earn their trust and business through the same hard work and integrity we apply to all our relationships and activities. We never seek to gain advantages through unfair, unethical or illegal business practices, including improper payments. All directors, officers and employees must comply with the applicable policies on these matters set forth in ABTC’s other policies and procedures.

VIII.	POLITICAL ACTIVITIES AND CONTRIBUTIONS

You must comply with all campaign finance and ethics laws. All directors, officers and employees must comply with the applicable policies on these matters set forth in ABTC’s other corporate policies and procedures.

If you are aware of any conduct which violates ABTC’s policies or applicable law, you must immediately notify the legal department and refrain from participation in such questionable conduct until you are advised that it is allowable. See ABTC’s Whistleblower policy.

IX.	ACCURACY OF RECORDS AND DISCLOSURES

Ensuring accurate and complete business and financial records is critically important to ABTC’s ability to make informed business decisions and meet our reporting obligations to external stakeholders. Our business records can include, but are not limited to, financial reports, accounting records, timecards, business plans, environmental reports, accident reports and expense reports. You must follow all policies and procedures, including those related to appropriate record storage and destruction, and are responsible for learning to properly apply the procedures to any books or records that you use or manage. You must never conceal, alter, damage or destroy any Company record and must follow Company instructions to maintain and preserve records in the event of investigation or litigation.

A.	Proper Accounting and Financial Integrity

ABTC’s financial accounting system was established to record and control all of the Company’s financial transactions. All Company records must be accurately maintained, and all transactions must be executed only in accordance with management’s general or specific authorization. The Company’s books, records and accounts must accurately and fairly reflect, within our normal system of accounting, all Company transactions, including the acquisition and disposition of ABTC’s assets.

You should never approve or make, on behalf of ABTC, any payment with the intention, understanding or awareness that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment. All payments made by, or on behalf of, the Company must be supported by the appropriate documentation, properly describing their purposes.

All our Company’s assets and liabilities must be recorded in our regular books in accordance with generally accepted accounting procedures. Under no circumstances should there be any unrecorded fund or asset, and you must never knowingly make any improper or inaccurate entry in the Company’s books and records. If you have questions about our records requirements, you should seek appropriate guidance. If you believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should immediately notify the General Counsel or the Chair of the Audit Committee. For further information, see this Code’s Reporting Illegal and Unethical Behavior section and the Company’s Whistleblower Policy.

B.	Public Disclosures

It is our policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that ABTC files with, or submits to, the U.S. Securities and Exchange Commission and in all other public communications made by the Company. All directors, officers and employees are required to comply with this policy and to abide by ABTC’s standards, policies and procedures designed to promote compliance with this policy. You may not make public statements on ABTC’s behalf without proper authorization. See ABTC’s Regulation FD and Disclosure Policy.

X.	INSIDER TRADING

You may have access to or become aware of material non-public information relating to ABTC or other entities. No director, officer or employee may trade or advise others to trade the Company’s securities while in possession of material non-public information. Using inside information for personal financial benefit or to “tip” others who might make an investment decision on the basis of such information is not only unethical, but a violation of insider trading laws.

It is also illegal for any director, officer or employee to trade in the securities of other entities about which they learn material non-public information through the course of their employment or service with ABTC. If you have questions about the securities laws or the Company’s internal trading policies and procedures, you should refer to our Insider Trading Policy or contact the legal department.

XI.	COMPLIANCE PROCEDURES

The legal department is responsible for overseeing our compliance with all applicable laws, regulations, governmental policies, this Code and all other relevant Company policies and procedures. You should contact the legal department for clarification or interpretation of any of such policies or the provisions of this Code.

A.	Reporting Illegal or Unethical Behavior

Information about known or suspected violations of any applicable laws, rules or regulations or ABTC policies, including this Code, on the part of any director, officer, employee or other third party such as an independent agent, adjuster, appraiser, supplier, counterparty, partner or vendor must be reported immediately to the legal department or otherwise in accordance with this Code and the Company’s other policies and directives, including the Whistleblower Policy.

B.	Anti-Retaliation

ABTC is committed to complying with all applicable laws and regulations to protect its personnel against unlawful discrimination or retaliation in connection with their reporting of, or participating in, investigations involving potential misconduct. If any ABTC personnel believe that they have been subjected to any form of retaliation, including but not limited to harassment, threat, demotion, discharge or discrimination by ABTC or any of its agents for good faith reporting of a compliant or participating in an investigation, we strongly encourage you to notify the General Counsel or a member of the legal department so that the Company may take appropriate corrective action. You may also report retaliation via any of the channels described in ABTC’s Whistleblower Policy.

Any employee, manager, or supervisor who engages in retaliation will be subject to disciplinary action, up to and including termination of employment.

C.	Investigations and Outcomes

All reports of suspected violations will be taken seriously and properly investigated. All directors, officers and employees are required to cooperate fully with any internal investigation into potential violations or misconduct. Based on the nature of the suspected violation, other representatives involved in the investigation may include the Company’s internal audit function, if any, or an independent third party. Following the investigation, the investigation team may, if necessary, recommend corrective actions to the appropriate managers for implementation.

The reporting person’s identity will be kept confidential to the extent practical and appropriate, subject to applicable legal and regulatory requirements. Requests for information by law enforcement officials should be immediately referred to the legal department. See ABTC’s Whistleblower Policy.

XII.	WAIVERS AND REVISIONS

Waivers of or exceptions to this Code will be granted only in rare circumstances. Any waiver of this Code for a director or officer, or any amendment of this Code, may only be made by ABTC’s Board of Directors or the appropriate committee of the Board of Directors and will be promptly disclosed in accordance with applicable laws, rules and regulations. All related person transactions must be approved by the Audit Committee in accordance with ABTC’s Related Person Transactions Policy. Waivers for all other employees will be considered by the Chief Executive Officer or Executive Chairman, together with the legal department.

XIII.	Certification of this code

Due to the importance of adhering to these principles of business conduct and ethics, ABTC requires directors, officers and employees to submit an annual certification confirming that they have received and read, understood, agree to comply with and abide by the standards and procedures contained in, this Code and our other corporate and governance policies. Abiding by the standards and procedures outlined in this Code and ABTC’s other policies and procedures is a condition of continued employment with ABTC and continued service as a director.

XIV.	LEGALLY PROTECTED COMMUNICATIONS

Nothing in this Code shall be interpreted or applied in any way to (i) restrict, prohibit or interfere with (a) any individual lawfully making reports to, or communicating or cooperating with, any government agency or law enforcement entity regarding possible violations of federal law or regulation, based on reasonable belief, in accordance with applicable law, including the provisions and rules promulgated under Section 21F of the U.S. Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other express whistleblower protection provisions of state or federal law or regulation or (b) any individual's right or ability to receive an award from any governmental body for information provided to such governmental body, or (ii) require notification or prior approval by ABTC of any reporting described in clause (i) hereof.